FOR IMMEDIATE RELEASE

Contact:     Steve Solomon                           Ken Sargo
             Citadel Security Software Inc.          CEOcast, Inc.
             (214) 750-2454                          (212) 732-4300 x224
             ssolomon@citadel.com


     CITADEL SECURITY SOFTWARE INC. RAISES $15 MILLION IN PRIVATE PLACEMENT

      Funds to be Used to Accelerate the Expansion of Automated Vulnerability
            Remediation (AVR) in the Vulnerability Management Market

DALLAS, TEXAS, FEBRUARY 10, 2004 - Citadel Security Software Inc. (OTC Bulletin Board:CDSS) a leader in vulnerability management solutions through automated vulnerability remediation and policy enforcement, announced today the completion of a private placement of $15 million of its Series A Convertible Preferred Stock and Warrants. The financing was provided by Satellite Strategic Finance Associates, LLC a private investment fund.

The preferred stock is convertible into common stock of Citadel at a conversion price of $5.00 per share, a premium over the closing market price on the date the transaction was priced. Citadel also has the right to force conversion of the preferred stock into common stock upon achieving certain milestones. As part of the transaction, Citadel issued five-year warrants to purchase a total of 1.2 million shares of Citadel common stock at an exercise price of $5.15 per share. The interest on the preferred stock may be paid either by cash, on a quarterly basis at a 5% annual rate or through the issuance of common stock at a 6% rate. The preferred stock has a maturity of four years. The description of the preferred stock and warrants is qualified by reference to the documents filed as exhibits to the current report on Form 8-K filed by Citadel.

"This well respected institutional fund recognizes the market opportunity that Citadel has pioneered in the vulnerability management space" said Steve Solomon, Chairman and Chief Executive Officer of Citadel. "The funding not only strengthens our balance sheet but also allows us to accelerate the execution of our 2004 business plan defining the road map for delivering the next generation of AVR products to our customers and the marketplace. This plan includes expanded sales efforts, new development of the next generation of our software and expansion of our world class security engineering team."


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The preferred stock and warrants were sold to an accredited investor in reliance on Regulation D under the Securities Act of 1933, as amended.

Merriman Curhan Ford & Co. acted as lead placement agent for this transaction with Brean Murray & Co. as the co placement agent.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The preferred stock and warrants, and the underlying shares of common stock, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Citadel has agreed to file a registration statement with the Securities and Exchange Commission, registering the resale of the shares to be issued upon conversion of the preferred stock and exercise of the warrants.

ABOUT CITADEL
Citadel Security Software Inc., a leader in vulnerability management solutions through automated vulnerability remediation and policy enforcement, helps enterprises effectively neutralize security vulnerabilities. Citadel's patent-pending Hercules(R) technology provides users with full control over the automated remediation process, enabling efficient aggregation, prioritization and resolution of vulnerabilities detected by industry-standard vulnerability assessment tools. Winshield(R) SecurePC(TM) and NetOFF(TM) products enable companies to enforce security policies from a single point of control. Citadel's solutions enable organizations to ensure the confidentiality of information, reduce the time and costs associated with the inefficient manual remediation process, and facilitate compliance with organizational security policies and government mandates such as, Sarbanes-Oxley, FISMA, HIPAA and Gramm-Leach-Bliley legislation. For more information on Citadel, visit www.citadel.com, or contact the company at 214-520-9292.


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Safe Harbor/Forward-looking Statements:
This press release contains forward looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties, including the current economic and geopolitical environment, the current information technology spending trend, the uncertainty of funding of government information technology security projects, a lack of Citadel operating history, uncertainty of product acceptance, uncertainty of ability to compete effectively in a new market and the uncertainty of profitability and cash flow of Citadel, competition, intellectual property rights and dependence on key personnel. These risks and uncertainties may cause actual outcomes and results to differ materially from expectations in this release. These and other risks are detailed in Citadel's quarterly report on Form 10-QSB filed for the quarter ended September 30, 2003 and Citadel's annual report on Form 10-KSB filed for the year ended December 31, 2002 as well as in its other filings from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


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